Exhibit 99.1
April 30, 2013

To: Board of Trustees of CommonWealth REIT

Gentlemen:

Funds managed by us are the holders of approximately 6.5 million shares of CommonWealth REIT (“CommonWealth” or “CWH”), representing 5.5% of the outstanding shares.  We have a twenty five year history of working constructively with boards and management teams.  We deviate from this posture only in exceptional circumstances, particularly where we see an abuse of shareholder rights and deeply misaligned incentives.  The CommonWealth Board’s actions have, from our perspective, clearly crossed this line.

CommonWealth outsources the entirety of its operations to Reit Management & Research (“RMR”), which provides the employees and services needed to manage CWH’s portfolio of buildings.  RMR is privately owned and controlled by Barry and Adam Portnoy, who also serve as President, CEO, and trustees of CommonWealth.  The vast majority of their compensation is derived from growing RMR’s assets under management as opposed to generating CWH shareholder returns.  In our view, the conflict between management’s self-interest and the interests of shareholders has led to flawed strategic decisions, poor operating performance, and appalling corporate governance at CWH.  Indeed, Institutional Shareholder Services (“ISS”), an independent analyst of shareholder proxies whose corporate governance principles we generally follow, has for the past two years recommended that shareholders not reappoint the incumbent CWH trustees.1

The CWH Board has responded to a legitimate debate with Corvex / Related regarding CommonWealth’s future by attempting to silence CWH shareholders.  Because the Board has, with escalating egregiousness, acted in ways clearly designed to disenfranchise shareholders, we intend to provide our written consent to Corvex / Related to remove all CWH trustees.  We highlight but a sample of the extraordinary and egregious actions taken by the CWH board:

I.	Attempting to Disenfranchise Shareholders via Bylaw Amendment

As careful investors, we review an issuer’s constituent documents before making an investment.  This review is of particular importance when there is a legitimate debate about whether management is destroying shareholder value, as is the case with CommonWealth.  In these instances, it is important for shareholders to understand the nature of their right to remove the board and bring on new management.  CommonWealth’s constituent documents gave shareholders the right to act via written consent to remove the Board with a 2/3 vote.  However, on March 1, 2013, once it became clear that Corvex / Related intended to initiate a consent solicitation, the Board attempted to amend CWH’s bylaws with the express purpose and effect

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1 ISS Proxy Advisory Services bulletins dated April 25, 2012 and April 30, 2013.

of disenfranchising shareholders.2  The amendment, if permitted by the court, would eviscerate shareholders’ right to remove the Board by shrinking the pool of shareholders that can initiate a consent solicitation by over 99%.3

The disputed amendment would raise the share ownership threshold required to initiate a consent solicitation to a level that only one current CWH shareholder would meet.4  Indeed, in a 2009 memorandum on Share Ownership and Holding Period Patterns, the SEC noted that historically only 1% of companies have more than four shareholders that would meet CWH’s announced new ownership threshold.5

Even more tellingly, a careful review of publicly available constituent documents of the 85 publicly traded REITs incorporated in Maryland with market capitalizations greater than $1 billion reveals that the ownership thresholds imposed by CWH’s bylaws are anomalous.6  Eighty of the 85 REITs have no ownership requirements relating to shareholders’ ability to remove directors or otherwise bring business proposals before shareholders.  The only five REITs that do limit such shareholder rights are all managed by RMR.7   Entities managed by RMR are unique among their peers in insulating their conflicted decision-making from shareholder oversight, which enables self-enrichment at the expense of shareholders.

II.	Disenfranchising Shareholders via Changing Maryland Law

Beyond attempting to unilaterally amend CWH’s bylaws, the Board went further in its efforts to disenfranchise shareholders by trying to alter the laws of the state of Maryland.  The Maryland General Corporation Law provides that companies can specify in their charters whether directors can be removed with or without cause.  CommonWealth’s charter has provided since its inception in 1986 that trustees can be removed by shareholders without cause.  Amending any provision of the CWH charter requires shareholder approval.  Instead of following its own amendment process by going directly to its shareholders, the Board instead crafted and lobbied for an amendment to Maryland law to ensure that CWH’s trustees could only be removed

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2 The validity of these amendments is the subject of litigation. See Corvex Management LP, et al. v. Commonwealth REIT, et al., 24-C-13-001111 (Cir. Ct. Baltimore Cty.).
3 Prior to the amendment, the CWH bylaws stated that in order to request a record date for a consent solicitation, a shareholder needed to own $2,000 of stock for one year. Based on 13F holdings for the four consecutive quarters since December 31, 2011, it appears that nearly 200 separate CWH holders could have met this threshold. The disputed amendment would have raised the ownership threshold to 3% of shares outstanding held continuously for three years. Based on the same 13F holdings for the four consecutive quarters since December 31, 2011, it appears that only one shareholder would meet this threshold.
4 See footnote 3.
5 See page 5, http://www.sec.gov/comments/s7-10-09/s71009-576.pdf
6 See Appendix. Based on a review of the corporate documents of 85 entities filing with the Securities and Exchange Commission under SIC codes 6500 (Real Estate) and 6798 (Real Estate Investment Trusts) that are incorporated in Maryland, have market capitalizations greater than $1 billion, and have filed 10-Ks within the past year, as identified through a Westlaw search.
7 See Appendix.

for cause.8 While the Board ultimately failed in its attempt to change the law, the attempt itself was shocking, as was the apparent clandestine nature of the effort. This amendment would have materially eroded rights for CWH shareholders – and incidentally all shareholders of companies incorporated in Maryland – yet the Board disclosed virtually nothing regarding its self-interested efforts to strip shareholders of their rights.

III.	A History of Ignoring Shareholder Consensus

CWH is not the only RMR-affiliated company to disregard the will of shareholders.  For example, in May of 2012 The California Public Employees’ Retirement System (“CalPERS”) attempted to improve the board structure at Hospitality Properties Trust (“HPT”), another RMR-managed REIT.  CalPERS initiated a proposal to de-stagger the board of trustees and announced it would be “withholding a vote from director nominees Bruce Gans and Adam Portnoy for the board’s failure to adopt governance reforms approved by a majority of its shareowners for the past three consecutive years.”9  Bruce Gans only received 42% of the shares voted and was forced to resign from the HPT board.  Disregarding the vote of shareholders, the remaining members of the HPT board (including Barry and Adam Portnoy) immediately reappointed Gans to fill the very vacancy created when shareholders refused to reelect him.10  Given this troubling pattern and practice of ignoring the will of shareholders, we intend to vote for the removal of ALL 5 CWH Trustees.  In the face of the CWH board’s single-minded focus on self-entrenchment, any vacancies created short of removing the entire Board will likely prove short-lived.11

IV.	Poor and Conflicted Decision-making

We believe CWH’s poor corporate governance has resulted in poor strategic decisions, as evidenced by CWH’s treatment of its stake in Select Income REIT (“SIR”).  On March 25th, SIR, another RMR-managed REIT with 56% of its shares owned by CWH, filed a registration statement with the SEC to permit CWH to sell its entire controlling stake in SIR.  There has not yet been any public announcement of any sale of SIR shares by CWH.  We believe shares of SIR currently trade at a material discount to intrinsic value, and that any such fire sale by CWH of its stake would therefore destroy a significant portion of the value of CWH shares.  So, why would the CommonWealth Board be contemplating such a sale?  It is public knowledge that RMR extracts generous fees for managing SIR.  Since CWH has a controlling stake in SIR, a new Board of CWH could terminate RMR’s contract with SIR.  Thus, selling a controlling stake in SIR – even if it destroys value for CWH

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8 http://mgaweb3.maryland.gov/iPhone/senatecmtaudio/JPR_04052013_1.mp4-20130405-163133.m3u8
9 http://www.calpers.ca.gov/index.jsp?bc=/about/press/pr-2012/may/hpt-directors.xml
10 http://investor.shareholder.com/hptreit/releasedetail.cfm?releaseid=672051
11 We are further concerned by the fact that two of CWH’s three so-called “independent directors” sit on other RMR-managed REIT boards, and the third director was CWH’s former investment banker. This series of interlocking directorships and personal relationships is precisely the type of arrangement that corporate governance best practices are intended to prevent.

shareholders – could serve to protect RMR’s contract with SIR. Indeed, we would posit that selling SIR without the RMR contract would garner a significantly higher price. It would not be surprising given what we have witnessed to date from the CWH Board that their personal interests through RMR would trump the interests of CWH shareholders.

The Board defends the entirety of its actions by alleging that Corvex and Related are architecting a hostile takeover of CWH.  This is a red herring.  Ultimately what is on the table here today is a consent solicitation process that CWH management is trying to thwart.  What happens afterwards – whether it is a standalone strategy to maximize value, a bid by Corvex / Related, or a bid by someone else – is not the issue at hand, but rather whether shareholders will control that decision.  What we know for sure based on the Board’s recent actions is that if they remain in power, shareholders will have no voice.

In our view, conflicted decision-makers have allowed CWH’s assets to suffer from underinvestment and mismanagement, which has caused CWH’s shares to be woefully undervalued.   We believe that the poor strategic decisions are a direct result of the fact that there is no shareholder check on management who are compensated via RMR for growing assets instead of generating returns for shareholders of CWH.  Changing the RMR management structure – and the conflicted corporate governance that enables it to stay in place – is therefore critical to bridging the gap between market and intrinsic value.  The CWH board has demonstrated that they will go to extraordinary lengths to preserve their unchecked control.  Management is running a scorched earth campaign to disenfranchise shareholders to continue milking their cash cow.  The Board must be replaced in its entirety to protect shareholders.

We support Maryland courts that have concluded “that actions designed primarily to interfere with stockholder voting rights are not afforded protection of the Business Judgment Rule and there is no presumption of validity.”12  CommonWealth is an apt name: this company does not belong to RMR, or to the current board – it belongs to all shareholders.

Perry Corp.

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By: Richard Perry, Chief Executive Officer

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12 Daniels v. New Germany Fund, 2006 WL 4523622, at *4 (D.Md. 2006).

Ownership Requirements – Maryland Incorporated REITs with Market Capitalization Greater Than $1 Billion
Holding requirements related to:
Name	Nominations	Business Proposals	Removal of Directors	Managed by Reit Management & Research LLC
ACADIA REALTY TRUST	NO	NO	NO	NO
ALEXANDRIA REAL ESTATE EQUITIES INC	NO	NO	NO	NO
AMERICAN ASSETS TRUST, INC.	NO	NO	NO	NO
AMERICAN CAMPUS COMMUNITIES INC	NO	NO	NO	NO
AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.	NO	NO	NO	NO
AMERICAN REALTY CAPITAL PROPERTIES, INC.	NO	NO	NO	NO
ANNALY CAPITAL MANAGEMENT INC	NO	NO	NO	NO
APARTMENT INVESTMENT & MANAGEMENT CO	NO	NO	NO	NO
ARMOUR RESIDENTIAL REIT, INC.	NO	NO	NO	NO
AVALONBAY COMMUNITIES INC	NO	NO	NO	NO
AVIV REIT, INC.	NO	NO	NO	NO
BIOMED REALTY TRUST INC	NO	NO	NO	NO
BRANDYWINE REALTY TRUST	NO	NO	NO	NO
BRE PROPERTIES INC /MD/	NO	NO	NO	NO
CAPSTEAD MORTGAGE CORP	NO	NO	NO	NO
CHESAPEAKE LODGING TRUST	NO	NO	NO	NO
COLONY FINANCIAL, INC.	NO	NO	NO	NO
COMMONWEALTH REIT*	YES	YES	YES	YES
CORESITE REALTY CORP	NO	NO	NO	NO
CORPORATE OFFICE PROPERTIES TRUST	NO	NO	NO	NO
CUBESMART	NO	NO	NO	NO
CYS INVESTMENTS, INC.	NO	NO	NO	NO
DCT INDUSTRIAL TRUST INC.	NO	NO	NO	NO
DIGITAL REALTY TRUST, INC.	NO	NO	NO	NO

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* Subject to court challenge; See Corvex Management LP, et al. v. Commonwealth REIT, et al., 24-C-13-001111 (Cir. Ct. Baltimore Cty.).

Source: Based on a review of the corporate documents of all 85 entities filing with the Securities and Exchange Commission under SIC codes 6500 (Real Estate) and 6798 (Real Estate Investment Trusts), that are incorporated in MD, have market capitalizations greater than $1B and that have filed 10-Ks within the past year, as identified through a Westlaw search.

Name	Nominations	Business Proposals	Removal of Directors	Managed by Reit Management & Research LLC
DOUGLAS EMMETT INC	NO	NO	NO	NO
DUPONT FABROS TECHNOLOGY, INC.	NO	NO	NO	NO
EASTGROUP PROPERTIES INC	NO	NO	NO	NO
EDUCATION REALTY TRUST, INC.	NO	NO	NO	NO
EPR PROPERTIES	NO	NO	NO	NO
EQUITY LIFESTYLE PROPERTIES INC	NO	NO	NO	NO
EQUITY ONE, INC.	NO	NO	NO	NO
EQUITY RESIDENTIAL	NO	NO	NO	NO
ESSEX PROPERTY TRUST INC	NO	NO	NO	NO
EXTRA SPACE STORAGE INC.	NO	NO	NO	NO
FEDERAL REALTY INVESTMENT TRUST	NO	NO	NO	NO
FIRST INDUSTRIAL REALTY TRUST INC	NO	NO	NO	NO
GLIMCHER REALTY TRUST	NO	NO	NO	NO
GOVERNMENT PROPERTIES INCOME TRUST	YES	YES	YES	YES
HATTERAS FINANCIAL CORP	NO	NO	NO	NO
HCP, INC.	NO	NO	NO	NO
HEALTHCARE REALTY TRUST INC	NO	NO	NO	NO
HEALTHCARE TRUST OF AMERICA, INC.	NO	NO	NO	NO
HERSHA HOSPITALITY TRUST	NO	NO	NO	NO
HIGHWOODS PROPERTIES INC	NO	NO	NO	NO
HOME PROPERTIES INC	NO	NO	NO	NO
HOSPITALITY PROPERTIES TRUST	YES	YES	YES	YES
HOST HOTELS & RESORTS, INC.	NO	NO	NO	NO
HUDSON PACIFIC PROPERTIES, INC.	NO	NO	NO	NO
INLAND REAL ESTATE CORP	NO	NO	NO	NO
INVESCO MORTGAGE CAPITAL INC.	NO	NO	NO	NO
ISTAR FINANCIAL INC	NO	NO	NO	NO
KILROY REALTY CORP	NO	NO	NO	NO
KIMCO REALTY CORP	NO	NO	NO	NO

_______________________

Source: Based on a review of the corporate documents of all 85 entities filing with the Securities and Exchange Commission under SIC codes 6500 (Real Estate) and 6798 (Real Estate Investment Trusts), that are incorporated in MD, have market capitalizations greater than $1B and that have filed 10-Ks within the past year, as identified through a Westlaw search.

Name	Nominations	Business Proposals	Removal of Directors	Managed by Reit Management & Research LLC
LASALLE HOTEL PROPERTIES	NO	NO	NO	NO
LEXINGTON REALTY TRUST	NO	NO	NO	NO
LIBERTY PROPERTY TRUST	NO	NO	NO	NO
LTC PROPERTIES INC	NO	NO	NO	NO
MACERICH CO	NO	NO	NO	NO
MACK CALI REALTY CORP	NO	NO	NO	NO
MFA FINANCIAL, INC.	NO	NO	NO	NO
NATIONAL HEALTH INVESTORS INC	NO	NO	NO	NO
NEWCASTLE INVESTMENT CORP	NO	NO	NO	NO
NORTHSTAR REALTY FINANCE CORP.	NO	NO	NO	NO
OMEGA HEALTHCARE INVESTORS INC	NO	NO	NO	NO
PARKWAY PROPERTIES INC	NO	NO	NO	NO
PEBBLEBROOK HOTEL TRUST	NO	NO	NO	NO
PENNYMAC MORTGAGE INVESTMENT TRUST	NO	NO	NO	NO
PROLOGIS, INC.	NO	NO	NO	NO
PUBLIC STORAGE	NO	NO	NO	NO
REDWOOD TRUST INC	NO	NO	NO	NO
RETAIL PROPERTIES OF AMERICA, INC.	NO	NO	NO	NO
RLJ LODGING TRUST	NO	NO	NO	NO
SABRA HEALTH CARE REIT, INC.	NO	NO	NO	NO
SELECT INCOME REIT	YES	YES	YES	YES
SENIOR HOUSING PROPERTIES TRUST	YES	YES	YES	YES
SL GREEN REALTY CORP.	NO	NO	NO	NO
SOVRAN SELF STORAGE INC	NO	NO	NO	NO
SPIRIT REALTY CAPITAL, INC.	NO	NO	NO	NO
STRATEGIC HOTELS & RESORTS, INC	NO	NO	NO	NO
SUN COMMUNITIES INC	NO	NO	NO	NO
TWO HARBORS INVESTMENT CORP.	NO	NO	NO	NO
UDR, INC.	NO	NO	NO	NO

_______________________

Source: Based on a review of the corporate documents of all 85 entities filing with the Securities and Exchange Commission under SIC codes 6500 (Real Estate) and 6798 (Real Estate Investment Trusts), that are incorporated in MD, have market capitalizations greater than $1B and that have filed 10-Ks within the past year, as identified through a Westlaw search.

Name	Nominations	Business Proposals	Removal of Directors	Managed by Reit Management & Research LLC
VORNADO REALTY TRUST	NO	NO	NO	NO
W. P. CAREY INC.	NO	NO	NO	NO
WASHINGTON REAL ESTATE INVESTMENT TRUST	NO	NO	NO	NO

_______________________
Source: Based on a review of the corporate documents of all 85 entities filing with the Securities and Exchange Commission under SIC codes 6500 (Real Estate) and 6798 (Real Estate Investment Trusts), that are incorporated in MD, have market capitalizations greater than $1B and that have filed 10-Ks within the past year, as identified through a Westlaw search.